Exhibit 99.1
Corillian Reports Third Quarter 2006 Results
Beats company guidance for both revenue and earnings per share
PORTLAND, Ore. — Oct. 31, 2006 — Corillian Corp. (NASDAQ: CORI), the top provider of online banking, payment and security solutions to the financial services industry, today reported financial results for the third quarter ended September 30, 2006.
Revenues for the third quarter were $15.6 million, compared to $14.6 million for the second quarter of 2006 and $11.9 million for the third quarter of 2005. Net income for the third quarter of 2006 was $590,000, resulting in diluted earnings per share of $0.01, compared to a net loss of $1.5 million for the second quarter of 2006 and a diluted net loss per share of ($0.03). This compares to a net loss of approximately $60,000, resulting in a net loss of ($0.00) per diluted share in the third quarter of 2005.
Pro forma net income — before amortization of acquisition-related intangible assets and stock-based compensation expense — for the third quarter of 2006 was $1.5 million, resulting in pro forma diluted earnings per share of $0.03. This compares to a pro forma net loss of $463,000 in the second quarter of 2006 and a diluted net loss per share of ($0.01) and pro forma net income of $161,000 in the third quarter of 2005, resulting in net income of $0.00 in diluted earnings per share. A reconciliation of GAAP results to pro forma results is provided as part of this press release.
“I’m very pleased with the progress we demonstrated during the third quarter,” said Alex Hart, president & CEO of Corillian. “We are beginning to see the revenue growth and earnings leverage we anticipated when we decided to re-invest in our product capabilities and broaden our addressable market several quarters back. Our great results this quarter were driven by our ability to cross-sell many different applications to both new and existing customers, including Corillian Payments, Intelligent Authentication, Personal Money Manger, Family Banking, and other innovative online services. These and other investments are enabling us to successfully execute on our plan and we expect continued financial improvement in the quarters ahead.”

Recent Highlights
•	A top 100 U.S. bank selected Corillian Consumer Banking and Corillian Payments as the foundation for its next-generation online banking and bill payment solution. This new customer also selected Corillian Personal Money Manager and Corillian Intelligent Authentication™ to enhance the online experience for its customers.
•	Credit Union Electronic Transaction Services (CUETS), a provider of MasterCard© issuing and acquiring products and services to over 450 credit unions, caisses populaires and other organizations throughout Canada, selected Corillian Credit Card Management as its next-generation online credit card management solution.
•	Three more top 100 U.S. banks selected Corillian Intelligent Authentication™ during the third quarter. Corillian now has over 35 leading financial institutions that have selected Corillian’s Intelligent Authentication as the solution of choice to help them meet the FFIEC guidelines and deliver strong online authentication services to their online banking users.
•	Five customers successfully launched Corillian Consumer Banking and one more customer went live with Corillian Business Banking.
Financial Outlook
Corillian anticipates that revenue for the fourth quarter will range between $14 and $16 million. Corillian anticipates that GAAP diluted net (loss) income per share will range from ($0.03) to $0.01 and pro forma diluted net (loss) income per share will range from ($0.01) and $0.03.
Reconciliation of GAAP results to Pro Forma Results
Corillian provides pro forma operating results as a supplement to its GAAP financial results. Corillian believes that pro forma results provide investors and management with a representation of Corillian’s core operating performance that can be helpful in assessing future growth.
Corillian’s pro forma results exclude the following charges and benefits, net of any related tax impact, from Corillian’s statements of operations when applicable:
•	Stock-based compensation
•	Amortization of intangible assets

•	Restructuring-related charges
•	Merger-related charges
•	Impairment charges related to acquisition-related intangible assets
A detailed calculation of pro forma net income and pro forma net income per share is included in the attached reconciliation of GAAP net income (loss) to pro forma net income. The GAAP net income (loss) and pro forma net income per share are included in the attached condensed consolidated statement of operations.
Corillian will hold a conference call at 5:00 p.m. ET on Oct. 31, 2006 to discuss the quarterly results and business outlook. Investors and other interested parties can listen to the conference call over the Internet at Corillian’s corporate Web site at http://www.corillian.com/investors.
About Corillian Corporation
Corillian is the market leader of online banking, payment and security solutions to the financial services industry. With 30 of the top 100 U.S. banks and 21 of the top 100 U.S. credit unions as customers, Corillian serves over 35 million online banking users. Corillian provides the most flexible, scalable and secure set of online banking applications across multiple lines of business, integrating best-practice functionality developed for some of the most innovative financial institutions in the world. Corillian features integrated applications across Consumer Banking, Small Business Banking, Wealth Management, Credit Card Management, and Corporate Cash Management, as well as enterprise-wide solutions, including Fraud Detection, Payments Warehouse, Alerts, eStatements, and OFX. Corillian’s fraud prevention solutions use Preemptive Forensics™ to protect web sites from phishers, hackers, and fraudsters. Corillian’s strong authentication solution, Intelligent Authentication™, provides a low-cost solution for multi-factor authentication while maintaining high user satisfaction. Empowered by Corillian solutions, some of the world’s most visionary financial institutions provide their customers with the tools to manage their finances more effectively and securely. For more information about Corillian Corporation, visit the company’s Web site at http://www.corillian.com.
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Matters discussed in this release may include forward-looking statements that involve risks and uncertainties, and actual results may be materially different. For example, statements regarding Corillian’s business outlook and prospects for success in the online financial software and services industry are forward-looking. Factors that could cause actual results to differ include the risk that Corillian’s solutions do not continue to gain market acceptance, that Corillian fails to sign new customers, that Corillian’s existing customers do not continue to demand products and services from Corillian, that Corillian’s customers experience performance problems or security breaches using Corillian’s solutions, that Corillian’s partners are not able to fulfill their contractual obligations to Corillian and such failure negatively impacts Corillian customers, that Corillian does not recognize an increased percentage of license and maintenance revenues, that Corillian encounters significant problems in implementing its software for its customers or significant delays in developing software for its customers, that Corillian incurs significant legal expenses or losses in lawsuits, that financial institutions are affected by adverse government regulations or market condition and that Corillian’s estimate of stock-based compensation expense changes as a result of final implementation of FAS 123R. Other risks include those stated in Corillian’s reports and other documents filed from time to time with the Securities and Exchange Commission including its report on Form 10-K for the year ended December 31, 2005 and its report on Form 10-Q for the quarter ended June 30, 2006.
For more information contact:
Steve Shaw ï Corp. Communications Manager ï Corillian Corporation ï e-mail: sshaw@corillian.com ï Phone: (503) 629-3770
Paul Wilde ï Chief Financial Officer ï Corillian Corporation ï e-mail: pwilde@corillian.com ï Phone: (503) 629-3300

CORILLIAN CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	For the Quarter Ended
	September 30,	September 30,
	2006	2005
Revenues	$15,567	$11,937
Cost of revenues	7,321	5,311

Gross profit	8,246	6,626

Operating expenses:

Sales and marketing	2,045	1,964
Research and development	3,417	2,627
General and administrative	2,474	2,343

Total operating expenses	7,936	6,934

Income (loss) from operations	310	(308)
Other income, net	290	248

Income (loss) before income taxes	600	(60)

Income taxes	10	—

Net income (loss)	$590	$(60)

Basic net income (loss) per share	$0.01	$(0.00)

Diluted net income (loss) per share	$0.01	$(0.00)

Shares used in computing basic net income (loss) per share	44,997	41,756

Shares used in computing diluted net income (loss) per share	45,574	41,756

RECONCILIATION OF GAAP NET INCOME (LOSS) TO PRO FORMA NET INCOME (1)

GAAP net income (loss)	$590	$(60)
Amortization of acquisition-related intangibles included in cost of revenues	336	200
Amortization of acquisition-related intangibles included in sales and marketing	44	21
Employee related stock-based compensation included in cost of revenues	106	—
Employee related stock-based compensation included in operating expenses	449	—

Pro forma net income	$1,525	$161

Diluted pro forma net income per share	$0.03	$0.00

Shares used in computing diluted pro forma net income per share	45,608	42,747

(1)	See explanation above regarding the Company’s practice on reporting pro forma results.

CORILLIAN CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	September 30, 2006	December 31, 2005
ASSETS
Current assets:
Cash and investments	$24,643	$25,522
Accounts receivable, net	7,641	12,063
Revenue in excess of billing	3,433	2,387
Other current assets	2,944	3,307

Total current assets	38,661	43,279

Property and equipment, net	4,339	3,548
Goodwill	26,899	26,899
Intangibles, net	2,631	3,856
Other assets	2,365	1,757

Total assets	$74,895	$79,339

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued liabilities	$5,392	$6,261
Deferred revenue	12,342	15,522
Current portion of long-term debt and capital lease obligations	—	3
Other current liabilities	1,250	1,882

Total current liabilities	18,984	23,668

Other long-term liabilities	581	938

Total liabilities	19,565	24,606

Shareholders’ equity:
Common stock	151,910	149,447
Accumulated other comprehensive income	46	61
Accumulated deficit	(96,626)	(94,775)

Total shareholders’ equity	55,330	54,733

Total liabilities and shareholders’ equity	$74,895	$79,339

CORILLIAN CORPORATION
SUPPLEMENTAL INFORMATION
(unaudited)
License revenues for the third quarter of 2006 were $3.0 million, or 19% of total revenue, as compared to $2.3 million, or 19% of total revenues in the third quarter of 2005. License block sales in the third quarter of 2006 were approximately $1.3 million, as compared to approximately $1.1 million for the third quarter of 2005.
Corillian’s revenue backlog was $46.0 million as of September 30, 2006, compared to $43.0 million as of December 31, 2005. Revenue backlog represents contractual customer commitments, including fees for licenses, professional services, maintenance, hosting and subscriptions. Corillian expects $34.2 million of its backlog as of September 30, 2006 to be recognized as revenue over the next 12 months. In its September 30, 2006 backlog amount, Corillian included $346,000 related to estimated usage-based revenues from contracts acquired in the InteliData acquisition, all of which is expected to be recognized as revenue over the next 12 months. Corillian previously excluded these amounts from backlog as it did not have enough history with these contracts to reliably estimate future usage-based revenues over the remaining contractual period.
Backlog is not necessarily indicative of revenues to be recognized in any given future period. For example, some of the fees reflected in backlog may be accounted for as funded research and development, depending on the nature of the work to be performed by Corillian. There are many factors that would impact Corillian’s filling of backlog, such as its progress in completing projects for its customers, Corillian’s customers’ meeting anticipated schedules for customer-dependent deliverables. Corillian provides no assurances that any portion of its backlog will be filled during any fiscal year or at all or that its backlog will be recognized as revenues in any given period.
Total headcount as of September 30, 2006 was 316, compared with 291 as of September 30, 2005.
The actual total number of shares outstanding as of September 30, 2006 was 45.0 million shares.